Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Announces Second Quarter Financial Results

New York, NY (July 31, 2013)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended June 30, 2013.

“We are pleased to report strong second quarter results and reaffirm our increased revenue and earnings expectations for the balance of 2013,” said David J. Schlanger, Interim CEO, WebMD. “WebMD’s market leadership is demonstrated by our ability to meet the demands of consumers and physicians with health information and tools tailored to their specific interests at the right time on the right screen through our websites, mobile optimized sites and apps.”

Financial Highlights

For the three months ended June 30, 2013:

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Revenue was $125.3 million, compared to $112.7 million in the prior year period, an increase of 11%. Public portal advertising and sponsorship revenue was $105.8 million, compared to $93.7 million in the prior year period. Private portal services revenue was $19.5 million, compared to $18.9 million in the prior year period.

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Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) increased 105% to $29.2 million, or 23.3% of revenue, compared to $14.2 million, or 12.6% of revenue, in the prior year period.

•	Net income was $2.6 million, or $0.05 per diluted share, compared to a net loss of $(5.6) million, or $(0.11) per diluted share, in the prior year period.

These results are consistent with the preliminary release issued by the Company on July 12, 2013.

Balance Sheet Highlights

As of June 30, 2013, WebMD had approximately $1 billion in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding.

Traffic Highlights

Traffic to the WebMD Health Network during the second quarter reached an average of 125.5 million unique users per month and total traffic of 2.64 billion page views for the quarter, increases of 17% and 6%, respectively, from the prior year period.

Increased 2013 Financial Guidance Reaffirmed

WebMD reaffirmed its 2013 financial guidance which it increased on July 12, 2013 in conjunction with the announcement of its preliminary second quarter financial results.

David J. Schlanger said, “We are continuing to see momentum in our public portals advertising business, particularly with our biopharmaceutical customers. We are well positioned to take advantage of the opportunities ahead of us.”

The Company’s reaffirmed financial guidance is summarized as follows:

WebMD expects the following for 2013:

•	Revenue of $485 million to $505 million, an increase of 3% to 7% from the prior year.
•	Adjusted EBITDA of $100 million to $110 million, an increase of 37% to 50% from the prior year.
•	Net income of $3 million to $11 million. Net loss in the prior year was $(20.3) million.

WebMD expects 2013 revenue distribution to be:

•	Approximately 83% from public portals advertising and sponsorship, representing growth of approximately 3% to 7% over the prior year, and
•	Approximately 17% from private portal licensing, representing growth of approximately 5% to 9% over the prior year.

WebMD’s reaffirmed guidance reflects: (a) actual results for the first half of 2013; (b) visibility for the second half of 2013 based upon several factors, including orders received to date and those expected over the balance of the year; and (c) anticipated expenses relating to new private portal customer implementations as well as public portal initiatives such as enhanced data and analytics and new content and enhanced offerings for both users and advertisers.

For the third quarter of 2013, WebMD expects:

•	Revenue to be in excess of $128 million;
•	Adjusted EBITDA to be in excess of 22% of revenue; and
•	Net income to be approximately 3% of revenue.

A schedule summarizing the Company’s current financial guidance is attached to this press release.

Termination of Stockholder Rights Plan

The Board of Directors has approved the termination of WebMD’s Stockholder Rights Plan. The Board believes the Rights Plan, which was first adopted in November 2011, has served its purpose during what was a challenging period for the Company and has determined that it is not necessary to continue the Rights Plan at this time. The termination of the Rights Plan is expected to be completed within the next week. WebMD’s Board of Directors may, in the future, adopt a new rights agreement or comparable plan if, in the exercise of its fiduciary duties, it determines that such adoption is in the best interests of WebMD and its stockholders.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts to discuss its second quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to successfully implement changes to, among other things, our product and service offerings, capital allocation plans and cost structure; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD® , Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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